Exhibit 99.1
Granite Ridge Resources, Inc. Appoints Kyle Kettler as Chief Financial Officer

Dallas, Texas, February 5, 2026 – Granite Ridge Resources, Inc. (“Granite Ridge” or the “Company”) (NYSE: GRNT) today announced the appointment of Kyle Kettler as Chief Financial Officer, effective February 9, 2026.
Mr. Kettler brings over 25 years of experience across energy finance and capital markets, with deep expertise in financing oil and gas companies in the public and private markets. He will be responsible for overseeing Granite Ridge’s financial operations and will play a significant leadership role in guiding the Company’s financial and business strategy to support the Company’s long-term growth objectives while enhancing shareholder value.
“I am thrilled to welcome Kyle to Granite Ridge, as this appointment underscores our commitment to maintaining a best-in-class leadership team that drives value for all of our stakeholders,” said Granite Ridge President and Chief Executive Officer, Tyler Farquharson. “He is a strategic, results-driven executive with a proven track record of successful business leadership, and I am excited to partner with him to capitalize on Granite Ridge’s growth potential.”
About Kyle Kettler
Mr. Kettler is a seasoned finance and accounting executive and investor with over 25 years of experience across direct lending, public and private markets, investment banking and public accounting. Most recently, he was a Partner at Chambers Energy Management, where he helped lead the firm’s investment sourcing, due diligence, valuation and portfolio management efforts.
Mr. Kettler’s experience spans the entire capital structure and energy value chain: originated loans, high yield bonds, private and public equity, and structured products for upstream oil and gas, oilfield services, midstream, refining, and power companies.
Mr. Kettler has a BBA in Accounting and an MBA from the University of Texas at Austin. He is also a CPA and holds the CFA designation.
About Granite Ridge
Granite Ridge is a scaled energy company which aims to provide shareholders with exposure similar to energy private equity through operated partnerships and traditional non-operated assets. We own assets in six prolific unconventional basins across the United States. We aim to deliver a diversified portfolio with best-in-class full cycle returns by investing in a large number of high-graded deals developed by proven public and private operators. We focus on success as measured by total shareholder returns, which we seek to balance with a low leverage profile. For more information, visit Granite Ridge’s website at www.graniteridge.com.
Forward-Looking Statements and Cautionary Statements
This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding, without limitation, Granite Ridge’s business and financial strategy and growth potential are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements are described under the heading “Item 1A. Risk Factors” in Granite Ridge’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”), as updated by any subsequent Quarterly Reports on Form 10-Q that Granite Ridge files with the SEC. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.
For more information, please contact:
James Masters
Investor Relations
IR@graniteridge.com